Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations, Communications and Treasurer
(405) 225-4846

SONIC ANNOUNCES INCREASE TO SHARE REPURCHASE PROGRAM

TWO NEW BOARD MEMBERS ELECTED AT ANNUAL SHAREHOLDERS MEETING

OKLAHOMA CITY—(January 16, 2014) — Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its board of directors approved an incremental $40 million to its share repurchase program. The updated authorization allows for up to $80 million of common stock to be repurchased through August 31, 2014, of which $69 million is now available for future repurchases. Share repurchases may be made from time-to-time in the open market or otherwise, including through an accelerated share repurchase program, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions or in round lot or block transactions.

“We are pleased that the board has once again increased its authorization for our share repurchase program, which is an important contributor to maximizing shareholder value,” said Cliff Hudson, chairman, president and chief executive officer. “Since fiscal 2012, we have returned over $77.7 million to shareholders through share repurchases, and this increase reflects our confidence in the ongoing consistency of our business and our solid runway for growth. Share repurchases have been and are expected to continue to be accretive to earnings per share in fiscal 2014.”

In addition, Sonic is pleased to announce that Tony D. Bartel and Lauren R. Hobart have been elected to serve on the company’s board of directors for three-year terms. Their election was announced today at the company’s annual shareholder meeting.

Mr. Bartel is president of Gamestop Corporation and has served in that role since 2010. Gamestop is an $8.9 billion retailer of video game and PC entertainment software. He has more than 20 years of experience in the consumer products industry, including 14 years in the restaurant industry serving in a variety of finance executive positions. Most recently he served as executive vice president of merchandising and marketing for Gamestop from 2007 until 2010 and senior vice president of international finance for Gamestop from 2005 until 2007.

Ms. Hobart is senior vice president and chief marketing officer of Dick’s Sporting Goods, Inc. and has served in that role since 2011. Dick’s is a Fortune 500 company and is one of the largest sporting goods retailers in the United States. Prior to this position, she held a variety of management positions including chief marketing officer, carbonated soft drinks, with Pepsi-Cola North America. She began her career in the banking industry with six years of experience with JP Morgan Chase & Company and Wells Fargo Bank.

“We are very excited to welcome Tony and Lauren as two additional independent directors to our board. Tony’s background in finance and consumer goods combined with Lauren’s marketing and brand management knowledge will be a valuable complement to the breadth of experience on our board,” concluded Hudson.

The company also announced that existing directors Jeffrey H. Schutz and Kathryn L. Taylor were re-elected to the board. Continuing board members not standing for re-election include Kate S. Lavelle, Michael J. Maples, J. Larry Nichols, Federico F. Peña, Frank E. Richardson, Robert M. Rosenberg and Cliff Hudson.

Effective January 16, 2014, H.E. (Gene) Rainbolt has retired from the board of directors after 18 years of service. Mr. Rainbolt is the chairman of BancFirst Corp. He joined the board in 1996 and was a member of the Audit Committee, of which he served as chair since 1997. “Gene’s exemplary service to Sonic and our franchisees has spanned almost five decades,” said Hudson. “There are many of us who owe him much for his contributions and leadership, and we are grateful for all he has shared with us.”

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America’s “#1 burger quick service restaurant” in the 2013 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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